Exhibit 2.2
Note: Redacted portions have been marked with [**]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.
FIRST AMENDMENT TO
THE AGREEMENT AND PLAN OF MERGER
This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER (the “Amendment”), dated as of March 3, 2011, is entered into by and among BioVex Group, Inc., a Delaware corporation (the “Company”), BioVex Limited, a private limited company organized under the laws of England and Wales and a subsidiary of the Company (“UK Sub”), Amgen Inc., a Delaware corporation (“Parent”), Andromeda Acquisition Corp., a Delaware corporation and a subsidiary of Parent (“Merger Sub”) and Forbion 1 Management B.V., in its capacity as Stockholders’ Agent (the “Stockholders’ Agent” and, together with the Company, UK Sub, Parent and Merger Sub, the “Parties”).
WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of January 24, 2011 (the “Merger Agreement”); and
WHEREAS, the Parties desire to amend the Merger Agreement and make certain related agreements and acknowledgements, in each case as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
Section 1. Definitions. Unless otherwise defined herein, all capitalized terms used in this Amendment shall have the meanings ascribed to them in the Merger Agreement.
Section 2. Certain Amendments to the Merger Agreement.
(a) The following definitions in Section 1.1 of the Merger Agreement (Definitions) are hereby amended and restated in their entirety as follows:
“Current Liabilities” means, without duplication, the sum of line items set forth under the heading “Current Liabilities” in the Form of Net Cash Statement, as determined in accordance with the Accounting Policies and the Preparation Guidelines; provided, however, that (a) “Current Liabilities” shall not include (i) liabilities with respect to any payments required to be made by the Company pursuant to or in connection with the MIP except for any amount that exceeds $[**] in the aggregate, (ii) any Debt (including the current portion of long-term Debt) or (iii) the actual out-of-pocket reasonable fees and disbursements incurred by the Company in connection with the Transactions that are payable to Wilmer Cutler Pickering Hale and Dorr LLP and/or PricewaterhouseCoopers (excluding in each case, any special or contingency payments, bonuses and success fees) up to the Specified Transaction Expenses Threshold, and (b) any United Kingdom employer national insurance contributions payable by UK Sub on or in respect of the Company Option Closing Payments or Closing Common Share Payment shall be treated as a Current Liability.
“Reference Amount” means $[**].
“Transaction Taxes” means all employer matching contributions for social security, medicare and other unemployment Taxes (including any national insurance contributions and any UK employee or employer national insurance contributions) due as a result of the consummation of the Transactions, the aggregate amounts of which for each Former Securityholder is set forth on the Consideration Allocation Schedule; provided, however, for the avoidance of doubt, for the purposes of determining the Specified Transaction Expenses, Transaction Taxes shall not include any UK employee or employer national insurance contributions payable by the Company or its Subsidiaries in connection with the MIP Gross Payout.
(b) First sentence of Section 2.2 of the Merger Agreement (Closing) is amended and restated in its entirety as follows:
“Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 a.m. on March 7, 2011 (the “Closing Date”), subject to the fulfillment or waiver of conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), it being understood and agreed that the Parties shall use commercially reasonable efforts to close on March 4, 2011.”
(c) Section 3.2 of the Merger Agreement (Deliveries and Actions by Parent at the Closing) is hereby amended by deleting Subsection (f) therefrom.
(d) Section 5.2(a)(i) of the Merger Agreement is hereby deleted in its entirely and replaced by the following:
“Parent shall, as soon as practicable, and in no event later than April 29, 2011, prepare, or cause to be prepared, and deliver to the Stockholders’ Agent, a statement of the actual Net Cash as of the Closing (the “Closing Net Cash”), including the actual Debt as of the Closing (the “Closing Debt”).”
(e) Article IV of the Merger Agreement (Effect of the Merger on Capital Stock; Exchange Procedures) is hereby amended by adding Section 4.10 as follows:
“Payment of the MIP Net Upfront Payout. As soon as reasonably practicable (but no later than the end of the second payroll period) following the Effective Time, Parent shall deliver, or cause to be delivered, to the Surviving Corporation’s existing payroll provider or such other payroll provider as is mutually acceptable to Parent and the Stockholders’ Agent, the MIP Net Upfront Payout to be promptly paid to the MIP Participants.
Section 3. Certain Agreements and Acknowledgements Relating to the Existing Debt Payoff Amounts. The Parties agree and acknowledge that, notwithstanding any provision of the Merger Agreement (including, without limitation, Section 3.2(c) thereof and Annex C thereto) the Company shall deliver all of the Existing Debt Payoff Amounts at or prior to the Closing, in cash, to the applicable lenders and secure the receipt of the documents referred to in Section 3.1(a) of the Merger Agreement in the manner specified therein, and (a) none of Parent nor any of its Subsidiaries or Affiliates shall have any obligation to deliver such Existing Debt Payoff Amounts to the applicable lender parties; and (b) any Indebtedness so discharged as a result of such actual payment of such Existing Debt Payoff Amounts by the Company at or prior to the Closing and the receipt of the documents referred to in Section 3.1(a) of the Merger Agreement in the manner specified therein shall not be included in the definition of Debt for purposes of the adjustments specified in Article V of the Merger Agreement.
Section 4. Certain Amendments and Acknowledgements Relating to Estimated Closing Net Cash and Estimated Closing Net Debt and Related Matters. The Parties agree and acknowledge that, notwithstanding any provision of the Merger Agreement (including, without limitation, Section 5.1(a) thereof and Annex C thereto), the Estimated Closing Net Cash and the Estimated Closing Debt shall be calculated on the basis of net working capital as of February 28, 2011 (calculated in accordance with Annex C), reduced by the following deductions: (a) the Company’s expenses from February 28, 2011 through the Closing Date, in the estimated amount of $[**]; (b) the repayment of principal and accrued interest, together with prepayment penalties, under the Loan and Security Agreement, dated as of December 22, 2010, among Oxford Finance Corporation, the Lenders listed on Schedule 1.1 thereto, the Company, UK Sub and US Sub, in the amount of $[**]; (c) the repayment of principal and accrued interest, together with applicable success fees, in connection with the Leasehold Mortgage and Security Agreement, dated June 29, 2006, by and between US Sub and Massachusetts Development Finance Agency, in the amount of $[**]; (d) applicable United States employer matching payroll taxes in connection with the Merger Consideration, in the estimated amount of $[**]; (e) the applicable employer’s United Kingdom National Insurance payable in connection with the aggregate Company Option Closing Payments, in the estimated amount of $[**]; and (f) the Stockholders’ Agent’s Fund in the amount of $[**]. For the avoidance of doubt, the foregoing shall only apply to the determination of the Estimated Closing Net Cash and the Estimated Closing Debt and shall not apply to the determination of the Closing Net Cash and the Closing Debt in accordance with Article V of the Merger Agreement and any resultant adjustments.
Section 5. Effect of Amendment; Miscellaneous.
(a) This Amendment shall not constitute an amendment or waiver of any provision of the Merger Agreement except as expressly stated herein. Except as expressly amended hereby, the provisions of the Merger Agreement shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with its terms.
(b) On and after the date hereof, each reference in the Merger Agreement to “this Merger Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall be deemed a reference to the Merger Agreement, as amended hereby, provided that the references to the date of the Merger Agreement will continue to refer to the original execution date of the Merger Agreement.
(c) The provisions of Article XII of the Merger Agreement shall apply to this Amendment mutatis mutandis.
[The Remainder of This Page Is Intentionally Left Blank]

In Witness Whereof, each of the Parties has caused this Amendment to be duly executed and delivered as of the day and year written above.

BIOVEX GROUP, INC.
By:	/s/ Philip Astley-Sparke
	Name:	Philip Astley-Sparke
	Title:	President and CEO

BIOVEX LIMITED
By:	/s/ Philip Astley-Sparke
	Name:	Philip Astley-Sparke
	Title:	Director
[Signature Page to the First Amendment to the Merger Agreement]

AMGEN INC.
By:	/s/ Kevin W. Sharer
	Name:	Kevin W. Sharer
	Title:	Chairman of the Board and Chief Executive Officer

ANDROMEDA ACQUISITION CORP.
By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary
[Signature Page to the First Amendment to the Merger Agreement]

FORBION 1 MANAGEMENT B.V. As Stockholders’ Agent
By:	/s/ Martien van Osch, by Christina Takke, Proxy Holder
	Name:	Martien van Osch
	Title:	Director
[Signature Page to the First Amendment to the Merger Agreement]